FOR IMMEDIATE RELEASE	OTCBB symbol: RTOH

ORION ETHANOL COMPLETES PERMITTING
FOR PLANNED ETHANOL PLANTS

PRATT, KANSAS, October 24, 2006 - Orion Ethanol, LLC, a wholly-owned subsidiary of RTO Holdings, Inc. (OTCBB: RTOH), today announced that it has received approval of the necessary air quality permits for two new planned ethanol plants to be constructed in Shattuck, Oklahoma and Enid, Oklahoma. The permits, which were the first air permits issued by the Oklahoma Department of Environmental Quality for any Oklahoma-based ethanol plants, were received on October 18, 2006. When complete, each of these ethanol facilities will have a nameplate production capacity of 55 million gallons per year. The Shattuck and Enid plants are being designed by Lurgi PSI, Inc., and are anticipated to begin production sometime during the first half of 2008.

“These permits are a key milestone for Orion Ethanol as they represent the final permitting requirement needed to commence construction on these two additional ethanol plants. The combination of these new facilities and our plant under construction in Pratt, Kansas, will position Orion Ethanol as a significant supplier of ethanol into the growing Texas markets as well as throughout the Southwest,” stated Gary C. Evans, President and Chief Executive Officer.

About Orion Ethanol, LLC

Orion Ethanol, through its majority-owned subsidiary Gateway Ethanol, LLC, is currently constructing a 55 million gallon per year dry mill ethanol plant in Pratt, Kansas. The Pratt facility, which is fully funded, is scheduled to begin producing in July of 2007. Each of Orion’s ethanol facilities has been designed by Lurgi PSI, Inc., to be expandable to 110 million gallons per year. In addition to its Pratt, Shattuck, and Enid facilities, Orion has secured land and water rights for three additional ethanol facilities. Orion’s corporate goal is to produce 660 million gallons of ethanol per year by 2010.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on RTO Holdings’ current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of the Company’s unproven business model, its dependence on new technologies, the Company’s ability to develop and commercialize products, its dependence on collaborators for services and revenue, its indebtedness and lease obligations, its changing requirements and costs associated with planned facilities, intense competition, the Company’s dependence on key management and key suppliers, the uncertainty of regulation of products, the impact of future alliances or transactions and other risks described in the Company’s filings with the Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. RTO Holdings, Inc., undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.

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For Further Information Contact:

RTO Holdings, Inc. or Orion Ethanol, LLC
Joshua Barker
307 South Main Street
Pratt, Kansas
Tel: (620) 672-2814
www.orionethanol.com

Kathy Hamilton
Investor Relations
Tel: (214) 208-0358